M O R R I S , NI C H O L S , AR S H T & T U N N E L L L L P

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302)658-9200

(302)658-3989 FAX

April 25, 2025

Victory Portfolios

4900 Tiedeman Road

Brooklyn, Ohio 44144

Re: Victory Portfolios

Ladies and Gentlemen:

We have acted as special Delaware counsel to Victory Portfolios, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law set forth below relating to the Trust and the Series thereof identified under the heading “Series” on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), including the issuance of Shares of each of the Classes identified under the heading “Classes” on Exhibit A hereto of the Fund appearing opposite the name of such Class (each, a “Class” and collectively, the “Classes” and such Shares, the “Registered Shares”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Second Amended and Restated Trust Instrument of the Trust dated as of February 26, 2019 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-Effective Amendment No. 205 to Registration Statement No. 033-08982 under the Securities Act of 1933 and Post-Effective Amendment No. 206 to Registration Statement No. 811-04852 under the Investment Company Act of 1940 on Form N-1A of the Trust to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on December 21, 1995 (under the name The Victory Portfolios), as amended by the Certificate of Amendment thereto as filed in the State Office on September 16, 2015 (reflecting a change in its name to Victory Portfolios) (as so amended, the “Certificate”); the Governing Instrument; the Amended and Restated Trust Instrument of the Trust dated as of March 27, 2000, as amended by the Amendment thereto dated as of August 19, 2015 (as so amended, the “A/R Governing Instrument”); the Trust Instrument of the Trust dated as of December 6, 1995, as amended February 19, 1997 and October 23, 1997 (as amended, the “Original Governing Instrument”); the Amended and Restated Bylaws of the Trust dated August 26, 2009 (the “Bylaws”); certain resolutions of the Trustees of the Trust including resolutions dated December 6, 1995 and resolutions adopted by the Board of Trustees of the Trust at meetings held on August 19, 2015, January 26, 2016, February 23, 2021, August 30, 2022 (the “2022 Resolutions”) and May 23, 2023 (collectively, the “Resolutions” and the Resolutions together with the Registration Statement, the Governing Instrument and the Bylaws, the “Governing Documents”); and a certification of good

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April 25, 2025

standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due adoption, authorization, execution and delivery, as applicable, by or on behalf of each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the Resolutions), and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares; (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred that would cause a termination or dissolution of the Trust under Sections 11.04 or 11.05 of the Original Governing Instrument, the A/R Governing Instrument, or the Governing Instrument, as applicable;

(v)that no event has occurred that would cause a termination or dissolution of any Fund or any Class thereof under Sections 2.06 or 11.04 of the Original Governing Instrument, the A/R Governing Instrument, or the Governing Instrument, as applicable; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (vii) that the Registered Shares constitute the Shares covered by the Registration Statement; (viii) that the reference in the 2022 Resolutions to Victory Global Natural Resources Fund was intended to be and shall be deemed to be a reference to Victory Global Energy Transition Fund; and (ix) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware. Each Fund is a validly existing Series of the Trust and each Class thereof is a validly existing Class of such Fund.

2.The Registered Shares of each Class of each Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and all applicable resolutions of the Trustees, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

With respect to our opinion in paragraph 2 above, we note that under Article V of the Governing Instrument, the Trustees shall have the power to cause each Shareholder, or each Shareholder of any particular Series or Class (as defined in the Governing Instrument), to pay

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April 25, 2025

directly, in advance or arrears, expenses of the Trust as described in Article V of the Governing Instrument (“Expenses”), in an amount fixed from time to time by the Trustees, by setting off such Expenses due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such Expenses due from such Shareholder, provided that the direct payment of such Expenses by Shareholders is permitted under applicable law.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to a post-effective amendment to the Trust’s Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Sara A. Gelsinger

Sara A. Gelsinger

Exhibit A

to Morris, Nichols, Arsht & Tunnell LLP Opinion

relating to Victory Portfolios

Dated April 25, 2025

Series	Classes
Victory Floating Rate Fund	A, C, Member Class and Y
Victory Global Energy Transition Fund	A, C and Y
Victory High Income Municipal Bond Fund	A, C, Member Class and Y
Victory High Yield Fund	A, R, C and Y
Victory Low Duration Bond Fund	A, C and Y
Victory RS Global Fund	A, R, C, Y and R6
Victory RS Growth Fund	A, C and Y
Victory RS International Fund	A, R, C, Y and R6
Victory RS Investors Fund	A, C and Y
Victory RS Large Cap Alpha Fund	A, C and Y
Victory RS Mid Cap Growth Fund	A, C, Member Class, Y and R6
Victory RS Partners Fund	A, R, R6, Member Class and Y
Victory RS Science and Technology Fund	A, C and Y
Victory RS Select Growth Fund	A, C, Y and R6
Victory RS Small Cap Growth Fund	A, C, Y and R6
Victory RS Value Fund	A, C and Y
Victory Sophus Emerging Markets Fund	A, R, C, Y and R6
Victory Tax-Exempt Fund	A, C and Y